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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934



                               UROMED CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)

                                    917274300
                                 (CUSIP Number)

                                 March 27, 2001
             (Date of Event Which Requires Filing of this Statement)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                           Rule 13d-1(b)    [ ]
                           Rule 13d-1(c)    [X]
                           Rule 13d-1(d)    [ ]



The remainder of this cover page shall be filled out for a reporting Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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CUSIP NO. 917274300                                            Page 2 of 5 Pages






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
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    The Heintz Family Trust 1997
    I.R.S. Identification No.: ###-##-####

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)          [ ]
(b)          [ ]

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Trust formed in California, U.S.A.

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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING   5.  SOLE VOTING POWER:  2,000,000
PERSON WITH:
                                                        -----------------------------------------------------
                                                        6.  SHARED VOTING POWER:  None

                                                        -----------------------------------------------------
                                                        7.  SOLE DISPOSITIVE POWER:  2,000,000

                                                        -----------------------------------------------------
                                                        8.  SHARED DISPOSITIVE POWER:  None

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000

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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     26%

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12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

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


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CUSIP NO. 917274300                                            Page 3 of 5 Pages


ITEM 1(a)    NAME OF ISSUER.

             UroMed Corporation


ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             UroMed Corporation
             1400 Providence Highway Building #2
             Norwood, Massachusetts 02062

ITEM 2(a)    NAME OF PERSON FILING.

             The Heintz Family Trust 1997


ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

             15 Quadra Court
             Chico, CA 95928


ITEM 2(c)    CITIZENSHIP.

             Trust formed in California, U.S.A.


ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

             Common Stock


ITEM 2(e)    CUSIP NUMBER.

             917274300


ITEM 3       IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2
             (b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.


ITEM 4       OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             a.   Amount beneficially owned:     2,000,000


             b.   Percent of class:              26%


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CUSIP NO. 917274300                                            Page 4 of 5 Pages




             c.   Number of shares as to which the Person has:

                  (i)    Sole power to vote or to direct the vote:     2,000,000

                  (ii)   Shared power to vote or to direct the vote:        None

                  (iii)  Sole power to dispose or to direct the
                         disposition of:                               2,000,000

                  (iv)   Shared power to dispose or to direct the
                         disposition of:                                    None


ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.


ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.


ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.


ITEM 10      CERTIFICATION.

             By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 917274300                                            Page 5 of 5 Pages




                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 19, 2001
                                       The Heintz Family Trust 1997


                                       By: /s/ Philip H. Heintz
                                           ------------------------------------
                                       Name: Philip H. Heintz
                                       Title: Trustee


                                       By: /s/ Lillian M. Heintz
                                           ------------------------------------
                                       Name: Lillian M. Heintz
                                       Title: Trustee